Exhibit 99.1

CENTERPLATE REPORTS STEADY RESULTS
AND CONTINUED REVENUE GROWTH
SPARTANBURG, S.C., March 8, 2006 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un) today reported financial results for the fourth quarter and fiscal year ended January 3, 2006. Net sales of $643.1 million for fiscal year 2005 increased by $35.9 million, or approximately 5.9%, from $607.2 million in fiscal year 2004. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for 2005 were $53.5 million compared to $53.4 million for the fiscal year ended December 28, 2004. For the full year 2005, Centerplate reported a net loss of $4.6 million compared to income of $2.3 million in 2004 due primarily to a one-time charge related to the refinancing of the company’s senior credit facility.
Net sales for fiscal year 2005 increased primarily because of new accounts, which generated sales of $24.4 million, and an additional $18.1 million increase in sales at the company’s existing convention centers. In addition, NFL related sales were $15.5 million higher, due primarily to Super Bowl XXXIX and a schedule with four additional NFL games in 2005. These increases were partially offset by a $9.4 million decline in net sales at the Louisiana Superdome, due to the damage caused by Hurricane Katrina, and a decrease of $12.2 million due to termination of some of the company’s contracts and a decline of $3.7 million in the Company’s MLB business.
For the fourth quarter of fiscal 2005, Centerplate reported net sales of $145.2 million, an increase of 8.3%, compared to $134.1 million in the fourth quarter of 2004. Adjusted EBITDA for the fourth quarter of 2005 was $10.1 million compared to $11.5 million in the fourth quarter of 2004. Centerplate reported a net loss of $2.2 million for the fourth quarter of 2005 compared to income of $0.4 million for the comparable quarter in 2004. Net sales for the quarter improved mainly because of an increase in revenue at the company’s convention centers and the return of the NHL to its arenas.

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“In 2005, we built our strategic platform and increased our revenue stream while maintaining steady Adjusted EBITDA returns,” said Janet Steinmayer, president and newly-elected chief executive officer of Centerplate. She added, “As the architect of that strategic platform, I am delighted to be leading our team. Going forward, having made the initial investment to position the company competitively, we anticipate profiting from that investment.”
On a per share basis, Centerplate reported a net loss of $0.20 per share for fiscal 2005 versus net income of $0.09 per share for fiscal 2004 and a net loss of $0.10 per share for the fourth quarter of 2005 compared to net income of $0.02 per share for the fourth quarter of 2004. The decline for the year was primarily due to a one-time charge of $5.8 million in expenses related to the refinancing of the company’s senior credit facility in April 2005.
As previously announced, Centerplate will make its 27th distribution to IDS holders on March 20, at the annual rate of approximately $1.56 per IDS.
Centerplate will discuss its fourth quarter and year-end 2005 financial results on a conference call at 5:30 p.m. (EST) on Wednesday, March 8, 2006. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio web cast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on March 8, 2006 through midnight on March 29, 2006. The replay can be accessed domestically by dialing 877-660-6853. For international callers, the dial-in number is 201-612-7415. The replay account number for the call is 252 and the pass code for the replay call is 193981.
About Centerplate
Centerplate is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of Adjusted EBITDA to net income or loss is included in the attached tables.

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Forward-Looking Statements
The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(in thousands, except share data)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 3,	December 28,	January 3,	December 28,
	2006	2004	2006	2004

Net sales	$145,202	$134,127	$643,112	$607,154

Cost of sales	117,657	107,836	519,395	492,462
Selling, general and administrative	18,017	14,883	71,405	61,540
Depreciation and amortization	7,822	6,509	29,255	26,644
Transaction related expenses	1,006	—	1,006	—
Contract related losses	89	290	369	411

Operating income	611	4,609	21,682	26,097

Interest expense, net	5,796	6,223	31,274	25,010

Other income, net	(524)	(96)	(1,151)	(266)

Income (loss) before income taxes	(4,661)	(1,518)	(8,441)	1,353

Income tax benefit	(2,467)	(1,888)	(3,853)	(967)

Net income (loss)	(2,194)	370	(4,588)	2,320

Accretion of conversion option	—	—	—	(317)

Net income (loss) available to common stock with or without the conversion option	$(2,194)	$370	$(4,588)	$2,003

Basic net income (loss) per share with conversion option	$(0.10)	$0.02	$(0.20)	$0.17

Diluted net income (loss) per share with conversion option	$(0.10)	$0.02	$(0.20)	$0.17

Basic net income (loss) per share without conversion option	$(0.10)	$0.02	$(0.20)	$0.09

Diluted net income (loss) per share without conversion option	$(0.10)	$0.02	$(0.20)	$0.09

Weighted average shares outstanding with conversion option	4,060,997	4,060,997	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20	$0.79	$0.79

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)
(in thousands)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 3,	December 28,	January 3,	December 28,
	2006	2004	2006	2004
Net income (loss)	$(2,194)	$370	$(4,588)	$2,320
Income tax benefit	(2,467)	(1,888)	(3,853)	(967)

Income (loss) before income taxes	(4,661)	(1,518)	(8,441)	1,353
Adjustments:
Interest expense (1)	5,796	6,223	31,274	25,010
Depreciation and amortization	7,822	6,509	29,255	26,644

EBITDA (2)	$8,957	$11,214	$52,088	$53,007

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$8,957	$11,214	$52,088	$53,007
Adjustments:
Transaction related expenses (3)	1,006	—	1,006	—
Contract related losses (4)	89	290	369	411

Adjusted EBITDA (2)	$10,052	$11,504	$53,463	$53,418

(1)	Included in interest expense for the 52 week period ended December 28, 2004, is $1.2 million in expenses related to the repurchase of $12.3 million in senior subordinated notes issued in 1999, of which $0.3 million is amortization expense. Included in interest expense for the 53 weeks ended January 3, 2006 is $5.8 million in expenses related to entering into our new credit agreement on April 1, 2005. The $5.8 million includes a prepayment premium of approximately $4.6 million on the prior credit facility and a $1.2 million non-cash charge for the write-off of deferred financing costs. Additionally, for the 14 and 53 weeks ended January 3, 2006 included in interest are credits of $1.0 million and $0.04 million, respectively, related to the change in the fair value of our derivatives as compared to charges of $0.9 million and $2.0 million, respectively, for the 13 and 52 week periods ended December 28, 2004.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(3)	Transaction related expenses in fiscal 2005 include a charge of $1.0 million for the write-off of expenses associated with a contemplated follow-on offering to the Company’s December 2003 IPO.

(4)	Contract related losses reflect non-cash charges incurred for the write-off of assets for certain accounts.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
(in thousands)

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 3,	December 28,	January 3,	December 28,
	2006	2004	2006	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,194)	$370	$(4,588)	$2,320
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,822	6,509	29,255	26,644
Amortization of deferred financing costs	649	381	3,474	1,814
Charge for impaired assets	1,095	290	1,375	411
Derivative noncash interest	(1,017)	859	(40)	2,001
Non-cash interest earned on restricted cash	(104)	—	(196)	—
Deferred tax change	(2,161)	(2,105)	(3,547)	(1,272)
Other	53	208	157	351
Gain on disposition of assets	62	53	15	103

Changes in assets and liabilities	(19,709)	(19,734)	2,503	(3,933)

Net cash provided by (used in) operating activities	(15,504)	(13,169)	28,408	28,439

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,855)	(2,285)	(14,712)	(7,969)
Proceeds from sale of property and equipment	(118)	—	338	809
Purchase of contract rights	(1,369)	(8,221)	(10,363)	(15,900)
Return of unamortized capital investment	—	5,000	—	16,531
Restricted cash	—	—	—	13,628

Net cash provided by (used in) investing activities	(4,342)	(5,506)	(24,737)	7,099

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments — revolving loans	—	—	—	(4,000)
Principal payments on long-term debt	(537)	—	(806)	—
Proceeds from long-term debt	—	—	107,500	—
Retirement of existing long-term borrowings	—	—	(65,000)	—
Payment of existing subordinated notes	—	—	—	(12,250)
Payments of debt issuance costs	—	—	—	(267)
Payments of financing costs	(19)	(124)	(7,266)	(504)
Increase (decrease) in bank overdrafts	(4,958)	2,283	(3,626)	1,666
Dividend payments	(4,460)	(4,460)	(17,840)	(18,335)

Net cash provided by (used in) financing activities	(9,974)	(2,301)	12,962	(33,690)

INCREASE (DECREASE) IN CASH	(29,820)	(20,976)	16,633	1,848

CASH AND CASH EQUIVALENTS:
Beginning of period	71,230	45,753	24,777	22,929

End of period	$41,410	$24,777	$41,410	$24,777

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
(in thousands)

	January 3,	December 28,
	2006	2004
ASSETS
Current assets	$88,790	$71,755
Property and equipment, net	49,725	48,222
Contract rights, net	80,557	87,981
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	15,499	11,707
Other assets	42,312	38,239

TOTAL ASSETS	$318,025	$299,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$70,822	$70,243
Long-term debt	210,864	170,245
Other liabilities	6,384	6,332

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity	15,603	37,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$318,025	$299,046